MICHAEL W. SANDERS
ATTORNEY AT LAW
20333 S.H. 249, SUITE 600
HOUSTON, TEXAS 77070
TELEPHONE (832) 446-2599
FACSIMILE (832) 446-2424

January 25, 2007

The Jon Ashton Corporation
5150 Franz Road, Suite 100
Katy, Texas 77493

Re: The Jon Ashton Corporation
Registration Statement on Form SB-2

Gentlemen:

This firm is acting as counsel to The Jon Ashton Corporation, a Texas corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form SB-2 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 8,550,000 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), consisting of (i) 255,000 presently outstanding shares of Common Stock (the "Outstanding Shares"), (ii) 6,000,000 shares of Common Stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock") and (iii) 2,295,000 shares of Common Stock issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The foregoing shares of Common Stock are collectively referred to herein as the "Shares."

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and related prospectus, (ii) the Amended and Restated Articles of Incorporation of the Company, as currently in effect, (iii) the Bylaws of the Company, as currently in effect, (iv) a specimen certificate representing the Common Stock, and (v) certain resolutions of the Company's board of directors relating to the issuance of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock and the filing of the Registration Statement with the Commission. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinions set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Company's board of directors authorizing the issuance of the Shares and that upon conversion of the Series A Preferred Stock and Series B Preferred Stock, the Company will receive the entire amount of the consideration contemplated by the resolutions of the Company's board of directors authorizing the issuance of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. As to any facts material to the opinions expressed herein which we have not been independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Texas and the federal laws of the United States, and we do not express any opinion as to the effect of any other laws on the opinion stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that (i) the Outstanding Shares have been duly authorized, validly issued and are fully paid and nonassessable and (ii) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock, have been duly authorized and, when such shares of Common Stock have been issued upon conversion or otherwise in accordance with the terms of the Series A Preferred Stock and Series B Preferred Stock, as applicable, and certificates representing such shares of Common Stock in the form of the specimen certificate examined by us have been duly executed and delivered by the Company and countersigned and registered by the Company's transfer agent and registrar, such shares of Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Michael Sanders Michael Sanders